Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release MEMC REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

St. Peters, MO, January 22, 2009 – MEMC Electronic Materials, Inc. (NYSE: WFR) today reported financial results for the quarter and year ended December 31, 2008.

Summary of fourth quarter results:

•	Net sales of $425.7 million
•	Gross profit of $193.0 million (45.3% of net sales)
•	Operating income of $169.3 million (39.8% of net sales)
•	Cash and investment balances of $1.4 billion

The company reported fourth quarter 2008 net sales of $425.7 million, which represents a decrease of 22.0% from third quarter 2008 net sales of $546.0 million, and a decrease of 20.6% from fourth quarter 2007 net sales of $535.9 million. The sequential and year-over-year decrease in sales was primarily the result of lower wafer volumes for semiconductor applications and lower prices associated with short-term sales of solar products, partially offset by higher volumes of wafers for solar applications.

Gross profit in the quarter was $193.0 million, or 45.3% of net sales, compared to $269.7 million, or 49.4% of net sales, in the 2008 third quarter and $293.6 million, or 54.8% of net sales, in the 2007 fourth quarter. The decline in gross profit was primarily the result of the lower prices, reduced semiconductor product volumes and partial offset from solar product volumes mentioned above.

The company reported operating income during the quarter of $169.3 million, or 39.8% of net sales. This compares to $227.5 million, or 41.7% of net sales, for the 2008 third quarter and $254.8 million, or 47.5% of net sales, for the 2007 fourth quarter. Operating expenses were $23.7 million, or 5.6% of sales, compared to $42.2 million, or 7.7% of sales, in the 2008 third quarter, and $38.8 million, or 7.2% of sales, in the 2007 fourth quarter. The sequential decrease in operating expenses was primarily due to the decrease in stock compensation expense resulting from the resignation of our former CEO.

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MEMC ELECTRONIC MATERIALS

Using an estimated effective cash tax rate of 15%, non-GAAP net income for the fourth quarter of 2008, excluding the non-cash effects of the quarterly valuation of the Suntech warrants, was $145.9 million and non-GAAP diluted EPS, excluding warrants, was $0.65 per share. See non-GAAP reconciliation information at the end of this press release following the financial statement tables. GAAP net income for the fourth quarter, using a GAAP tax rate of 33.9%, was $73.2 million or $0.33 per share, and includes a $61.2 million charge relating to the decrease in the value of the Suntech warrants. The decrease in the estimated value of the Suntech warrants had a $0.23 per share negative impact at the estimated effective cash tax rate of 15%. Both GAAP and non-GAAP EPS figures include $8.6 million of other than temporary impairments ($0.04 per share) associated with the decline in fair value of certain investments driven by the current credit environment.

During the fourth quarter, the company generated operating cash flow of $123.0 million, or 28.9% of sales, compared to $115.3 million, or 21.1% of sales, in the 2008 third quarter. Capital expenditures for the fourth quarter totaled $60.9 million, or 14.3% of sales. Free cash flow (operating cash flow minus capital expenditures) was $62.1 million or 14.6% of sales. MEMC ended the fourth quarter with cash and investments of $1.4 billion, consistent with the third quarter. The company did not maintain any significant debt in either period.

For the full year ended December 31, 2008, the company's net sales increased by 4.3% to $2.00 billion, compared to $1.92 billion in 2007. Gross profit increased by 0.4% to $1.0 billion, or 50.1% of net sales in 2008, and operating income increased by 0.9% to $857.7 million, or 42.8% of sales.

MEMC generated operating cash flow of $640.5 million in 2008, or 32.0% of net sales, and free cash flow of $337.3 million, or 16.8% of net sales. This enabled the company to grow cash and investment balances by $92.3 million to over $1.4 billion. Capital expenditures in 2008 totaled $303.2 million, or 15.1% of net sales, compared to $276.4 million, or 14.4% of sales in 2007.

“The fourth quarter of 2008 saw deteriorating semiconductor and solar market conditions, amid the rapidly weakening global macroeconomic environment,” said Marshall Turner, MEMC’s Interim Chief Executive Officer. “While this led to one of the steepest declines of semiconductor industry unit sales on record, and a significant reduction in our quarterly sales, MEMC was able to continue to achieve very strong profitability with gross and operating margins of approximately 45% and 40%, respectively, and continue its consistently high levels of free cash flow generation, at approximately 15% of sales. In addition, the company continued its focus on wafers, with 90% of the company’s fourth quarter revenue coming from wafer sales, and 10% from sales of polysilicon and other products. MEMC’s cost-efficient structure should continue to differentiate MEMC and our results from that of our competition.”

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MEMC ELECTRONIC MATERIALS

First Quarter 2009 Outlook

“End market weakness and low order visibility across both semiconductor and solar applications continues in the first quarter, as reduced consumer spending, limited access to credit and other results of the macroeconomic environment weigh on both markets,” continued Turner. “This environment is exacerbated by continued inventory reductions at semiconductor customers, the combination of which is resulting in a significant sequential reduction in semiconductor wafer demand which is, in turn, leading to the diversion of some polysilicon output from semiconductor to solar markets. This is having the effect of reducing pricing for polysilicon and wafers in the solar market. The unusually low levels of visibility that many of our customers have in the current environment reduces our ability to provide meaningful quarterly, annual or long term guidance at this time. Our current view of the markets we serve indicates that first quarter 2009 revenue could decline by as much as 50% from the fourth quarter of 2008. The reduced pricing and significantly lower factory utilization assumed in this view, the latter of which would result in significant underutilization charges, could result in gross margins declining to the 20 percent range.”

Conference Call

MEMC will host a conference call today, January 22, 2009, at 5:00 p.m. ET to discuss the company’s fourth quarter results and related business matters. A live webcast will be available on the company’s web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay of the conference call will be available from 7:00 p.m. ET on January 22, 2009, until 11:59 p.m. ET on January 29, 2009. To access the replay, please dial (320) 365-3844 at any time during that period, using passcode 981111. A replay will also be available until 11:59 p.m. ET on January 29, 2009 on the company’s web site at www.memc.com.

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past fifty years. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. MEMC’s common stock is listed on the New York Stock Exchange under the symbol ‘WFR’ and is included in the S&P 500 Index.

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MEMC ELECTRONIC MATERIALS

Contact:

Bill Michalek

Director, Investor & Media Relations

MEMC Electronic Materials, Inc.

(636) 474-5443

Certain matters discussed in this news release are forward-looking statements, including that first quarter 2009 revenue could decline by as much as 50% from the 2008 fourth quarter, with gross margins declining to the 20 percent range. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for semiconductors and silicon wafers, as well as polysilicon; changes in the pricing environment for both silicon wafers and polysilicon; general economic conditions; inventory levels of our customers; utilization of our manufacturing capacity and any charges we might incur to reduce manufacturing capacity or headcount; supply chain difficulties or problems; interruption of production; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; delays in capacity expansion; customer acceptance of our new products; assumptions underlying management's financial estimates; actions by competitors, customers and suppliers; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in the composition of worldwide taxable income; the impact of competitive products and technologies; changes in interest and currency exchange rates and other risks described in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; In millions, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Net sales	$425.7	$546.0	$535.9	$2,004.5	$1,921.8
Cost of goods sold	232.7	276.3	242.3	999.7	921.3
Gross profit	193.0	269.7	293.6	1,004.8	1,000.5

Operating expenses:
Marketing and administration	13.5	31.9	28.3	106.3	111.3
Research and development	10.2	10.3	10.5	40.8	39.3
Operating income	169.3	227.5	254.8	857.7	849.9

Nonoperating (income) expense:
Interest expense	0.4	0.8	0.3	1.8	1.4
Interest income	(11.1)	(11.2)	(14.0)	(46.4)	(45.0)
Loss (gain) on fair value of warrant	61.2	9.6	(204.7)	292.5	(220.8)
Other, net	9.7	6.6	1.0	20.3	2.5
Total nonoperating (income) expense	60.2	5.8	(217.4)	268.2	(261.9)
Income before income tax expense and minority interests	109.1	221.7	472.2	589.5	1,111.8
Income tax expense	37.0	38.1	94.8	197.0	282.2
Income before minority interests	72.1	183.6	377.4	392.5	829.6
Minority interests	1.1	(0.8)	(1.0)	(2.2)	(3.4)
Net income	$73.2	$182.8	$376.4	$390.3	$826.2

Basic income per share	$0.33	$0.81	$1.65	$1.72	$3.66
Diluted income per share	$0.33	$0.80	$1.62	$1.71	$3.56

Weighted-average shares used in computing basic income per share	224.5	226.3	228.2	226.9	225.6
Weighted-average shares used in computing diluted income per share	225.1	227.6	232.5	228.6	232.3

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$988.3	$859.3
Short-term investments	148.4	457.1
Accounts receivable, net	201.8	197.9
Inventories	81.3	36.4
Prepaid and other current assets	38.9	38.8
Total current assets	1,458.7	1,589.5
Investments	284.7	12.7
Property, plant and equipment, net	1,041.2	834.0
Deferred tax assets, net	68.1	89.3
Other assets	86.9	361.7
Total assets	$2,939.6	$2,887.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$6.1	$5.3
Accounts payable	162.4	168.3
Accrued liabilities	67.5	40.8
Accrued wages and salaries	31.7	31.9
Customer deposits	187.0	122.0
Income taxes payable	17.9	75.9
Total current liabilities	472.6	444.2
Long-term debt, less current portion	26.1	25.6
Pension and post-employment liabilities	46.3	60.6
Deferred revenue	88.8	81.4
Other liabilities	186.1	204.6
Total liabilities	819.9	816.4
Minority interests	34.8	35.8
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	2.3	2.3
Additional paid-in capital	425.6	358.0
Retained earnings	2,150.0	1,760.5
Accumulated other comprehensive (loss) income	(55.6)	29.8
Treasury stock	(437.4)	(115.6)
Total stockholders’ equity	2,084.9	2,035.0
Total liabilities and stockholders’ equity	$2,939.6	$2,887.2

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; In millions)

	Three Months Ended			Twelve Months Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Cash flows from operating activities:
Net income	$73.2	$182.8	$376.4	$390.3	$826.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28.4	27.3	20.8	104.0	80.7
Stock-based compensation	(5.6)	11.9	7.4	28.5	31.1
Loss (gain) on fair value of warrant	61.2	9.6	(204.7)	292.5	(220.8)
Pension and post-employment liabilities	(4.3)	(64.2)	(0.2)	(72.4)	(9.9)
Working capital and other	(29.9)	(52.1)	38.8	(102.4)	209.9
Net cash provided by operating activities	123.0	115.3	238.5	640.5	917.2

Cash flows from investing activities:
Proceeds from sales and maturities of investments	107.9	64.7	46.8	485.5	93.2
Purchases of investments	(68.4)	(208.7)	(348.8)	(517.3)	(506.4)
Capital expenditures	(60.9)	(73.1)	(103.3)	(303.2)	(276.4)
Other	—	—	0.2	—	0.7
Net cash used in investing activities	(21.4)	(217.1)	(405.1)	(335.0)	(688.9)

Cash flows from financing activities:
Net proceeds from customer deposits related to long-term supply agreements	—	89.5	3.5	138.0	115.3
Principal payments on long-term debt	(3.1)	—	(2.7)	(6.0)	(5.2)
Dividend to minority interest	—	—	—	(3.2)	(6.2)
Excess tax benefits from stock-based payment arrangements	—	0.4	7.5	19.0	40.0
Common stock repurchased	(35.5)	(130.6)	(62.9)	(321.0)	(111.2)
Proceeds from issuance of common stock	0.1	1.2	17.4	19.9	44.2
Net cash (used in) provided by financing activities	(38.5)	(39.5)	(37.2)	(153.3)	76.9

Effect of exchange rate changes on cash and cash equivalents	(7.1)	(37.3)	10.8	(23.2)	26.6

Net increase (decrease) in cash and cash equivalents	56.0	(178.6)	(193.0)	129.0	331.8
Cash and cash equivalents at beginning of period	932.3	1,110.9	1,052.3	859.3	527.5
Cash and cash equivalents at end of period	$988.3	$932.3	$859.3	$988.3	$859.3

Reconciliation of GAAP Net Income and Diluted EPS

to non-GAAP Net Income and Diluted EPS

(Unaudited; In millions, except per share data)

	Twelve Months Ended				Three Months Ended
	December 31, 2008		December 31, 2007		December 31, 2008		September 30, 2008		December 31, 2007
	Net Income	EPS	Net Income	EPS	Net Income	EPS	Net Income	EPS	Net Income	EPS
GAAP Net Income	$390.3	$1.71	$826.2	$3.56	$73.2	$0.33	$182.8	$0.80	$376.4	$1.62
Cash Tax Difference*	108.6	0.47	115.4	0.49	20.6	0.09	4.8	0.02	24.0	0.10
Non-GAAP	498.9	2.18	941.6	4.05	93.8	0.42	187.6	0.82	400.4	1.72
Loss (Gain) on Warrants at Cash Tax Rate**	248.6	1.09	(187.7)	(0.80)	52.1	0.23	8.2	0.04	(174.0)	(0.75)
Non-GAAP Income Excluding Warrants	$747.5	$3.27	$753.9	$3.25	$145.9	$0.65	$195.8	$0.86	$226.4	$0.97

Estimated annual book tax rate	33%		25%		34%		23%		20%
Estimated cash tax rate	15%		15%		15%		15%		15%

*Our estimated cash tax rate is the estimated tax payable on our tax returns as a percentage of estimated annual pre-tax book income. The annual cash tax rate is estimated quarterly by reference to book taxable income and then taking into account temporary book/tax differences and any tax basis items reflected on our annual tax returns. The company uses an estimated cash tax rate to adjust for the historical variation in the effective book tax rate associated with the reversal of valuation allowances, foreign tax credits and loss carry-forwards that are not tied to actual operating results, because the company believes that the cash tax rate provides a more transparent view of the company’s operating results. Please note that the actual book rate used for the purposes of calculating actual book net income for the 2008 fourth quarter was 33.9%.

**Because the value of the Suntech warrant may vary significantly from quarter to quarter, the company believes excluding its effect for non-GAAP EPS comparisons provides a more transparent view of the company’s operating results.